Exhibit 99.12



                                                         FOR IMMEDIATE RELEASE
                                                         ---------------------


           CHATEAU COMMENTS ON EXTENSION OF MHC HOSTILE TENDER OFFER



CLINTON TOWNSHIP, MICHIGAN, OCTOBER 2, 1996 -- Commenting on the extension of Manufactured Home Communities, Inc.'s hostile tender offer for Chateau Properties, Inc. (NYSE:CPJ), a Chateau spokesperson said:

"The majority of long-term Chateau stockholders understand and appreciate the substantial benefits inherent in our strategic merger with ROC Communities. Keep in mind our estimate that up to 40% of the shares of Chateau common stock may be held by professional arbitrageurs and other short-term holders, who we surmise own a substantial portion of the tendered shares.

"We strongly urge Chateau stockholders not to tender into the MHC offer. For those who have, we recommend that they carefully review the significant conditions to the MHC offer, which have neither been fulfilled nor waived, and exercise their right to withdraw their shares."

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